UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2025

SYNERGY CHC CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-42374	99-0379440
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

865 Spring Street, Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (902) 237-1220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNYR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2025, Synergy CHC Corp. (the “Company”) entered into a term loan credit agreement (the “Credit Agreement”) with ACP Agency, LLC (“ACP”). The Credit Agreement consists of a $15.0 million term loan (the “Term Loan”), up to $2.5 million in a committed delayed draw facility (the “Delayed Draw Facility”), and up to $2.5 million in an uncommitted term loan incremental facility (the “Incremental Facility”), which facilities are secured by all of the assets of the Company and certain of its subsidiaries; including, without limitation, a pledge of the Company’s equity interests in its subsidiaries and their respective rights to intellectual property. Further, the obligations of the Company under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries. The proceeds of the Term Loan are to be used to repay existing indebtedness of the Company, pay related fees and transaction costs, and provide working capital to the Company. The proceeds of the Delayed Draw Facility are to be used to pay off all indebtedness owed by the Company pursuant to certain settlement agreements. All capitalized words used but not defined herein have the meanings assigned in the Credit Agreement.

The Credit Agreement has customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and contains customary events of default. The Credit Agreement also contains covenants requiring the Company and its subsidiaries to maintain a maximum (x) consolidated senior net leverage ratio of (i) 3.25:1.00 for the quarter ending September 30, 2025, (ii) 3.25:1.00 for the quarter ending December 31, 2025, (iii) 3.00:1.00 for the quarter ending March 31, 2026, (iv) 2.75:1.00 for the quarter ending June 30, 2026, (v) 2.75:1.00 for the quarter ending September 30, 2026, and (vi) 2.50:1.00 for the quarter ending December 31, 2026 and each fiscal quarter ended thereafter and (y) a fixed charge coverage ratio of 1.20 for the quarter ending September 30, 2025 and each fiscal quarter ended thereafter.

Of the Term Loan, $175,000 is subject to repayment on each of January 1, 2026, April 1, 2026, July 1, 2026 and October 1, 2026 and the remaining balance is to be repaid in the amount of $350,000 beginning January 1, 2027 and the first day of each quarter thereafter. The Term Loan bears interest at a rate equal to the Term SOFR rate plus 8.50%. The Delayed Draw Facility and Incremental Facility, if applicable, shall bear interest following any advance of proceed thereunder, at a rate of either (x) (i) Term SOFR rate plus (ii) 8.5%, or (y) (i) a reference rate equal to the greater of (a) 6.0% per annum, (b) the federal funds rate plus 0.50% per annum, (c) the Term SOFR rate plus 1% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States, plus (ii) 7.50%.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information under Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On June 4, 2025, the Company issued a press release regarding the closing of the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1 ¥	Credit Agreement, dated as of May 30, 2025, by and among Synergy CHC Corp. as Borrower, each subsidiary of the Borrower listed as a Guarantor therein, the lenders from time-to-time party thereto as Lenders and ACP Agency, LLC, as Collateral Agent and Administrative Agent.
99.1	Press Release, dated June 4, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

¥	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2025

SYNERGY CHC CORP.

	By:	/s/ Jack Ross
	Name:	Jack Ross
	Title:	Chief Executive Officer

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